Exhibit 10.9

ASSIGNMENT AND COLLABORATION AGREEMENT

This Assignment and Collaboration Agreement (“Agreement”) is made effective on the 13th day of April 2009, by and between Assignor and Assignee. For purposes hereof, capitalized terms herein have the meanings set forth on Annex A hereto.

In consideration of the royalties to be paid by Assignee under the Sublicense, the obligations assumed by Assignee, the covenants of each party to the other made herein, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged by Assignor. Assignor and Assignee agree as follows:

1. Assignment. Assignor hereby assigns the Sublicense, and all rights and privileges appurtenant thereto, to Assignee, its successors and assigns; provided, however, that Assignor reserves unto itself, and Assignee grants back to Assignor, its successors and assigns, a perpetual, fully paid up, worldwide, non-exclusive, royalty free license to use and practice the Licensed Technology, far non-commercial research purposes only. If and to the extent that the Sublicense or any Licensed Technology is not assignable, Assignor agrees to grant, and does hereby grant, to Assignee, to and under the Sublicense and such Licensed Technology, a royalty-free. fully-paid, world-wide, perpetual, irrevocable, non-terminable, transferable, exclusive right and license, with the right to grant and authorize sublicenses, to manufacture, have manufactured, use and/or sell Licensed Products, to practice any method, process or procedure and to otherwise exploit the Licensed Subject Matter, within the Territory for use within the Field. If Assignor does not have the right to grant a license under the Sublicense or any such Licensed Technology of the full scope set forth above, then the license granted under such Sublicense and Licensed Technology shalt be of the broadest scope that Assignor has the right to grant; subject to the aforesaid license back to Assignor for research purposes only.

The Sublicense contains an assignment to Assignor from Introgen Therapeutics, Inc. of that certain Patent License Agreement made by and between Introgen Therapeutics, Inc. and National Institutes of Health and Centers for Disease Control, agencies of the United States Public Health Service within the Department of Health and Human Services, dated August 17, 1998, with NIH-PHS Patent License Number L-052-98/0 covering Patent Serial Number 60/024,386, with Smyth-Templeton, et al as the inventors (the “Smyth-Templeton License”). Assignor hereby assigns to Assignee all of Assignors right, title and interest in and to the Smyth-Templeton license. Assignor acknowledges that this assignment constitutes a transfer of substantially all of Assignor’s business relating to the Smyth-Templeton License.

2. Assumption. Assignee hereby assumes all obligations and liabilities of Assignor under the Sublicense, to the extent same accrue or arise after the date hereof; including, without limitation, the obligation to pay royalties and license fees as provided therein.

3. Commercialization Efforts. Assignee agrees to use reasonable commercial efforts to commercialize the Licensed Technology.

4. Collaboration. Assignor and Assignee agree to collaborate with one another for the development of the Licensed Technology.

5. Collaborative Grant Funding. It is contemplated that Assignee and / or Assignor will apply for an NIH SBIR Phase II grant and that Assignee may apply for other grant funds, with the primary purpose of each such grant being to advance the Licensed Technology toward commercialization. Each party agrees to use reasonable commercial efforts to apply for and obtain contemplated grants, and to use any grant proceeds solely for the advancement of the Licensed Technology pursuant to the terms of this collaboration, subject to the terms and conditions of the grant award. Each party agrees to cooperate with and reasonably assist the other in the pursuit of such grant funding.

6. Confidentiality. In connection with the implementation of this Agreement, Assignee may receive confidential, scientific, financial, or product information from Assignor, and Assignor may receive the same from Assignee. including information relating to Licensed Technology. Such information. when given in writing, shall lie marked or otherwise identified as confidential when disclosed or, in the case of information given verbally, shall be identified as confidential at the time of such verbal disclosure. Both parties shall maintain the confidentiality of the Confidential Information received from the other party, not disclose it to others (except with the permission of the disclosing party), and use it only in connection with this Agreement. Both parties will use reasonable efforts to assure that all of their employees, consultants, contractors and others who have access to Confidential Information through them comply with the confidentiality obligations of this section. The parties’ obligation shall not apply to Confidential Information which: (i) was in the receiving party’s possession as evidenced by written records prior to disclosure for the ocher party; (ii) was at the time of disclosure or becomes public through no fault of the receiving party; (iii) is disclosed to the receiving party by a third party who has no obligation of confidentiality to the disclosing party; (iv) is independently developed by the receiving party without use of such Confidential Information of the other party. A party receiving Confidential Information may disclose such information as required by law, court order, or order of an administrative agency to be disclosed, provided, however, that notice of such potential legally required disclosure shall be provided to the disclosing party so the disclosing party may seek a protective order, and the receiving party shall assist the disclosing party in the event the disclosing party seeks to obtain such a protective order or use other legal means to protect the confidential nature of the information. This section shall survive termination of this Agreement.

Signed effective as of the date first written above.

ASSIGNEE: CONVERGEN LIFESCIENCES, INC.

By:	/s/ DAVID G. NANCE
David G. Nance, Chairman

ASSIGNOR: GENSOLVE, INC.

By:	/s/ RODNEY VARNER
Rodney Varner, President

ANNEX A

ASSIGNMENT AND COLLABORATION AGREEMENT

1.	“Sublicense” means the Technology Sublicense Agreement between Introgen Therapeutics, Inc. and Assignor dated March 7, 2007.

2.	“Assignor” means Introgen Research Institute, Inc., a Delaware corporation, doing business as Gensolve, Inc.

3.	“Assignee” means Convergen LifeSciences, Inc., a Delaware corporation.

4.	“NIH” means National Institutes of Health, an agency of the United States Department of Human Services.

5.	“Licensed Technology” means the Licensed Subject Matter as defined in the Sublicense.